Exhibit 10.23

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made by and between Tokyo Electron Oregon, LLC, an Oregon limited liability company (“Seller”) and FEI Company, an Oregon corporation, and/or assigns (“Purchaser”) in Portland, Oregon this 29th day of May, 2002 (“Effective Date”) (which is the date upon which both Seller and Purchaser have executed this Agreement and provided, by facsimile or otherwise, evidence of such execution to each other).

The parties agree as follows:

RECITALS

A.            Seller owns certain real property in Washington County, Oregon which is described on Exhibit A attached hereto (the “Land”), and the building and fixtures owned by Seller located on the Land (the “Improvements”).  The Land and Improvements are collectively referred to hereinafter as the “Property”.

B.            Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property for the price and in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

1.             Purchase and Sale of Property.  Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller, on the terms and conditions set forth in this Agreement.  Seller is not selling to Purchaser any of Seller’s equipment, personal property or trade fixtures located on the Property, all of which may be removed from the Property in Seller’s discretion, following Seller’s delivery of possession of the Property, as more fully described in Section 5.3, Section 8.6(d) and the attached Exhibit C.

2.             Total Purchase Price.

2.1           Purchase Price.  The purchase price for the Property is Sixteen Million Three Hundred Fifty Thousand Dollars ($16,350,000) (“Purchase Price”).

2.2           Earnest Money.  The initial earnest money deposit required by this Agreement is One Hundred And Twenty-Five Thousand Dollars ($125,000) (“Earnest Money”).  Within two (2) business days after the Effective Date, Purchaser shall deposit the Earnest Money into escrow with Fidelity National Title Company in Portland, Oregon (“Title Company”).  The earnest money will be refundable to Purchaser in the event that this transaction is terminated by Purchaser by written notice to Seller within thirty (30) calendar days after the Effective Date; otherwise, the Earnest Money will be applied or forfeited in accordance with the terms of this Agreement.

(a)           If this Agreement is not terminated by written notice from Purchaser by the end of the 30-day time period referenced above, the Earnest Money shall become nonrefundable to Purchaser but applicable to the Purchase Price.

(b)           In addition, on the date that is thirty (30) days from the Effective Date, Purchaser shall make an additional earnest money deposit into escrow with the Title Company in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000) (“First Additional Deposit”).  The First Additional Deposit shall be refundable to Purchaser in the event that this transaction is terminated by Purchaser by written notice to Seller within the Due Diligence Period (as defined and described below); otherwise, the First Additional Deposit will be applied or forfeited in accordance with the terms of this Agreement.

(c)           The Title Company shall deposit the cash deposits of the Earnest Money and First Additional Deposit into an interest-bearing account.  All interest accrued on deposits shall be added to and become a part of the deposits and be credited or applied as provided in this Agreement.

2.3           Payment.  The remainder of the Purchase Price shall be paid in cash, in immediately available funds, by wire transfer or certified check on the Closing Date (as defined in Section 8.1).

3.             Seller’s Title to the Property.  Within ten (10) days after the date of this Agreement, Seller, at its sole expense, shall furnish to Purchaser a preliminary title report (the “Preliminary Title Report”) from Title Company showing the status of Seller’s title to the Property, together with full copies of all exceptions, and a copy of any ALTA/ACSM or other survey in Seller’s possession on the Property.  Purchaser shall have ten (10) days after receipt of the Preliminary Title Report and exceptions or ten (10) days after receipt of any supplemental or amended report, within which to notify Seller in writing of Purchaser’s disapproval of any exceptions shown in the report.  With respect to any supplemental or amended report, Purchaser shall only have the right to object to any additional exceptions contained therein.  If Purchaser approves the Preliminary Title Report in writing or fails to notify Seller of its disapproval in writing within such time period, then Purchaser shall be deemed to have approved the Preliminary Title Report and this condition shall be satisfied.  In the event that Purchaser timely objects to an exception to title, Seller shall be obligated to notify Purchaser within ten (10) days after receipt of notice of such objection whether Seller, in its sole and absolute discretion, is willing and able to remove such exception.  If Seller is willing and able to remove such exception, Seller shall do so on or before the Closing Date.  If Seller is not willing or able to remove the objected-to exception, Purchaser may, by written notice to Seller within five (5) days after receipt of notice of Seller’s unwillingness or inability to remove such exception, terminate this Agreement and be entitled to the return of the Earnest Money.  If Purchaser fails to give timely notice of its election to terminate this Agreement, Purchaser shall be conclusively deemed to have elected to acquire the Property subject to such exceptions.  All exceptions described in the Preliminary Title Report and not removed or required to be removed pursuant to this Section 3 shall be “Permitted Exceptions” with respect to the Property.

4.             Contingencies to Agreement.

4.1           Purchaser’s Contingencies.

(a)           This Agreement shall be subject to and contingent upon Purchaser’s satisfaction with (i) title to the Property, (ii) the condition of the Property, and

(iii) the feasibility of purchasing the Property (individually a “Purchaser Contingency” and collectively, the “Purchaser Contingencies”).

To facilitate Purchaser’s review of such matters, within ten (10) days after the Effective Date, Seller shall deliver one copy of the following documents to Purchaser with respect to the Property, to the extent that they are in Seller’s possession (the “Due Diligence Materials”):  (a) the latest annual property tax bills for the Property (or Seller may elect to satisfy this requirement by delivery of a Preliminary Title Report stating the property tax account number and property tax amount for the Property); (b) any existing written environmental studies or reports on the Property, and any written materials concerning any environmental contamination or clean up on the Property that took place during the period of Seller’s ownership; (c) the architectural, mechanical, electrical, sprinkler, and civil drawings and specifications and “as built” plans for the improvements on the Property; (d) any soils reports, geological studies, and any seismic studies concerning the Property; and (e) a copy of the certificate of occupancy for the building(s), structures and other improvements on the Property.

(b)           Purchaser shall notify Seller in writing of the failure of any Purchaser Contingency not later than forty-five (45) days after the Effective Date (this time period is sometimes referred to as the “Due Diligence Period”).  Purchaser’s failure to notify Seller in writing of the failure of any Purchaser Contingency within such Due Diligence Period shall be conclusively deemed a waiver of such Purchaser Contingency.

                                4.2           Seller’s Contingencies.  Seller’s obligation to close this transaction shall be subject to the following:  (a) Purchaser’s deposit of the Purchase Price in escrow (subject to credit for the Earnest Money Deposit and any First Additional Deposit and any interest earned thereon in the escrow account), and Purchaser’s delivery of documents required in order to close this transaction as described in this Agreement, and (b) approval by Seller’s member’s board of directors within fifteen (15) days of the Effective Date (individually a “Seller Contingency” or collectively “Seller Contingencies”).  Seller’s failure to notify Purchaser of the failure of a Seller Contingency shall be conclusively deemed a waiver of such Seller Contingency.

4.3           Failure of Contingencies.

(a)           If either Seller or Purchaser timely notifies the other of the failure of one or more of its Contingencies, then the notifying party may with an additional five (5) days notice elect to terminate this Agreement, in which event, Purchaser shall be entitled to a return of the Earnest Money.  If Purchaser fails to give notice of termination, then Purchaser shall be conclusively deemed to have elected to acquire the Property.

(b)           In the event (i) this Agreement is terminated by Purchaser or Seller in accordance with the terms hereof or (ii) Purchaser fails to purchase the Property in accordance with the terms hereof, Purchaser shall promptly deliver to Seller all written planning, architectural, engineering, soils, environmental, market research, and related materials in Purchaser’s possession or control pertaining to the Property (including, without limitation, studies and reviews conducted or reports or documents generated through Purchaser’s investigation of the Property); provided, that any Confidential Information (defined in Section 10.16) of Purchaser in such work product may be redacted before it is turned over to

Seller.  Such turnover of work product is without representation by Purchaser as to the accuracy or reliability of such materials or any conclusions or recommendations made therein or Seller’s right to rely thereon.

5.             Inspection and Access/Condition of the Property.

5.1           Inspection and Access.  After the Effective Date, Purchaser and its representatives shall be entitled, after reasonable notice to Seller and at reasonable times, to go upon the Property for the purpose of making or conducting any inspection, investigation, test or survey reasonably related to the purchase of the Property, provided only that: (a) all such activity shall be without expense to Seller; (b) Purchaser shall not interfere with the current business or other operation of or the use of the Property by occupants thereof; and (c) Purchaser shall authorize only experienced and trained employees, advisors and agents and independent contractors (for this purpose, referred to as “Purchaser’s Agents”) to go upon the Property for the purposes set forth above.  Purchaser shall protect, defend and hold harmless Seller from any loss, liability or damage to persons or property arising out of or related to Purchaser’s and Purchaser’s Agents’ activities on the Property.  If Purchaser fails to purchase the Property, Purchaser shall fully compensate Seller for any physical damage to the Property, or lien, encumbrance or charge thereon, that is attributable to Purchaser’s or Purchaser’s Agents’ activities with respect thereto.

5.2           Condition of the Property.  Purchaser understands and agrees that Purchaser is purchasing the Property based on its own due diligence investigation of the Property, “AS IS” and “WITH ALL FAULTS”, WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER BY SELLER UNLESS EXPRESSLY SET FORTH HEREIN.  Purchaser has had (or will be given, within the Due Diligence Period) the opportunity to investigate and has investigated the Property to determine the Property’s condition and suitability for Purchaser’s intended use.  Purchaser’s failure to notify Seller as to a failed Purchaser Contingency shall constitute an absolute waiver of the Purchaser Contingency.

5.3           Specific Description of Excluded Items and Removal Work.  The parties shall prepare, within the Due Diligence Period, a detailed description of the items to be removed from the “Property” being sold to Purchaser, any attached trade fixtures and items that Seller intends to remove pursuant to Section 8.6(d), and the manner of removal and condition of the Property that will remain after such removal, so that the description can be followed by the workmen that will effect the removal. When such detailed description is mutually approved, it will supersede the general description in Section 8.6(d) and be attached as Exhibit C.

6.             Representations, Warranties and Covenants.

6.1           Seller’s Representations, Warranties and Covenants.  Seller represents and warrants that the following is true as of the Effective Date, and subject to Section 6.5, will be true as of the Closing Date:

(a)           Subject to Section 4.2, Seller has full power and authority to execute, deliver, and perform its obligations under this Agreement.

(b)           To Seller’s knowledge, the buildings on the Property and major mechanical and utility systems therein (such as electrical, plumbing, heating, air conditioning, fire alarm, fire/safety and other building systems used to provide utility services) and generators and cooling towers on the Property are in good working order and condition, there are no outstanding violations of applicable federal, state or local laws or ordinances with respect to the Property, Seller has not been notified as to any pending or threatened actions to condemn or take any portion of the Property by eminent domain, no third party occupies or adversely possesses any portion of the Property, and there is no litigation (pending or threatened in writing to Seller) with respect to the Property or Seller’s ability to consummate this transaction.

(c)           Subject to Section 4.2 hereof, Seller has the legal power, right and authority to enter into this Agreement and to consummate the transaction contemplated hereby, and the transaction will not violate or result in breach of any other obligations or restrictions of Seller to any other party.

(d)           Seller is not a “foreign person” for purposes of Section 1445 of the Internal Revenue Code.

(e)           Seller is the owner of the Property in fee simple absolute.

(f)            Between the Effective Date and the Closing Date, Seller shall continue to maintain the Property in the ordinary course and substantially in accordance with the practices and procedures customarily followed by Seller in the maintenance of the Property (but not to make any capital expenditures) prior to the Effective Date, and will continue to maintain its insurance on the Property.

(g)           None of the foregoing representations and warranties contains any untrue statement of material fact or fails to state any material fact necessary to make such representations and warranties not misleading.

6.2           Seller’s Knowledge.  Solely for purposes of Section 6.1, the terms “known” or “Seller’s knowledge” means the current actual knowledge, without independent investigation, of Barry Mayer, as Chief Financial Officer of Seller’s member, Seller’s in-house counsel, and Seller’s (or Seller’s member’s) on-site facilities manager.

6.3           Purchaser’s Representations, Warranties and Covenants.  Purchaser represents, warrants and covenants as follows:

(a)           Purchaser is an Oregon corporation, duly organized, validly existing, and in good standing under the laws of the State of Oregon and has full power and authority to execute, deliver, and perform its obligations under this Agreement.

(b)           Purchaser is (or shall be, by the end of the Due Diligence Period provided above) fully authorized to enter into and perform its obligations under this Agreement and any other agreement or instrument necessary to consummate the transaction contemplated by this Agreement.  All requisite action has been (or shall be, by the end of the Due Diligence

Period) taken by Purchaser in connection with the execution of this Agreement and the consummation of the transaction contemplated hereby.

(c)           Neither Purchaser’s execution of this Agreement or its performance of the obligations hereunder will violate, or constitute a default under or breach of, any agreement between Purchaser and any third party or by which Purchaser is bound.

(d)           There are no attachments, executions, assignments for the benefit of creditors, or proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or, to Purchaser’s knowledge, threatened against Purchaser.

(e)           From the Effective Date Purchaser will use commercially reasonable efforts to keep Seller informed at all times as to the status of its investigations, inspections, permits and approvals related to the Property.  Prior to the Closing Date, Purchaser will not seek, obtain, or enter into any agreements with governmental agencies that materially affect the Property and that would be binding upon the Property if this transaction does not close without first obtaining Seller’s prior written consent.

(f)            None of the foregoing representations and warranties contains any untrue statement of material fact or fails to state any material fact necessary to make such representations and warranties not misleading.

6.4           Indemnity.  Each party (for purposes of this Section 6, the “Indemnitor”) agrees to indemnify and hold harmless the other party (for purposes of this Section 6, the “Indemnitee”) from and against any and all claims, losses, liabilities, and expenses (including reasonable attorneys’ fees) incurred by the Indemnitee and arising out of any inaccuracy in or breach of any representation and warranty of the Indemnitor contained in this Section 6.

6.5           Merger of Representations and Warranties.  All representations and warranties contained in this Section 6 shall be deemed made as of the Effective Date and shall continue to be true until the Closing Date; provided, that Seller will not have any obligation or liability to Purchaser under this Agreement as to matters that are subsequently known to Barry Mayer or Seller’s in-house counsel, or within Seller’s knowledge and that were not known to Seller when the representation or warranty was made but were subsequently discovered or made known to Seller, if Seller promptly notifies Purchaser of the matter discovered that after such discovery or such knowledge is obtained.  Such representations and warranties shall merge in the Deed (hereinafter defined) and shall not survive the Closing Date.

7.             Casualty; Condemnation.

7.1           Casualty.

(a)           For purposes of this Section 7, the following terms shall have the meanings indicated:

                                                “Major Casualty” means a fire in or other casualty to the Improvements which causes damage or injury to the Improvements and results in Restoration Costs in excess of $1,000,000.

                                                “Restoration Costs” means, as of any date with respect to any fire or other casualty affecting the Improvements, the cost to be incurred, from and after such date, to repair or restore (as reasonably determined by an architect or engineer selected by Seller) the damage caused by such fire or other casualty.

(b)           If, between the Effective Date and the Closing Date, there shall occur a fire or other casualty affecting the Improvements which is not a Major Casualty, then Purchaser shall have no right to terminate this Agreement and shall purchase the Property in its damaged condition without reduction of or offset against the Purchase Price or any other claim against Seller, so long as the following is satisfied:  (1) if the Property will not be fully repaired prior to the Closing Date, Seller will promptly provide to Purchaser a copy of any insurance policy covering the casualty and will use commercially reasonable efforts to keep Purchaser informed about the status of and schedule for the repair; (2) on the Closing Date, Seller shall assign to Purchaser the right to receive any insurance proceeds payable to Seller as a result of such fire or other casualty; provided, however, that Seller shall be entitled to retain (to the extent theretofore paid to Seller), and shall not be obligated to assign the right to receive (to the extent not theretofore paid to Seller), an amount of such insurance proceeds equal to Seller’s reasonable expenses, if any, incurred in collecting such proceeds and repairing such fire or other casualty; (3) if the casualty is not fully restored prior to the Closing Date, the amount of remaining insurance proceeds (plus any deductible or other amount that Seller may deposit with Purchaser for this purpose) must be reasonably sufficient to pay the remaining Restoration Costs.

(c)           If, between the Effective Date and the Closing Date, there shall occur a fire or other casualty affecting the Improvements which is a Major Casualty, then either party shall have the option, to be exercised within fifteen (15) days after the date of such casualty, to terminate this Agreement, in which case neither party hereto shall have any further obligations or liabilities to the other, except that Purchaser shall be entitled to the return of the Earnest Money and First Additional Deposit.  If neither Seller nor Purchaser shall elect to terminate this Agreement as provided in the preceding sentence, then this Agreement shall remain in full force and effect and the provisions of subclause (ii) above shall apply to such damage and any insurance proceeds payable in connection therewith.

(d)           In no event shall Seller have any obligation to repair any damage or destruction to the Property, but Seller shall have the right to do so and utilize insurance proceeds for such purpose.

7.2           Condemnation.

(a)           If, between the Effective Date and the Closing Date, any condemnation or eminent domain proceedings are initiated which would result in the taking of all or any material portion of the Property, then either Seller or Purchaser may elect to terminate this Agreement by giving written notice of its election to the other party within fifteen (15) days after receiving notice of such prospective taking, in which case neither party hereto shall have any further obligations or liabilities to the other, except that Purchaser shall be entitled to the return of the Earnest Money and First Additional Deposit.  A “material portion of the Property” shall be deemed taken if (1) the value of the portion of the Property taken exceeds thirty three and one-third percent (33 1/3%) of the Purchase Price, or (2) the portion taken exceeds fifty percent (50%) of the total square footage of the improvements on the Property.  The parties shall negotiate in good faith with respect to any such value determination under subparagraph (1) above or, if they are unable to reach agreement within ten (10) business days after both parties receive notice of the condemnation (or a threat thereof), such value determination shall be made by an independent MAI appraiser with at least five (5) years experience in valuing commercial real property in the Washington County area who is selected by mutual agreement of the parties or, if they are unable to reach agreement within five (5) business days after expiration of the foregoing ten-day business period, by the presiding judge of the Washington County Circuit Court, upon application by either party.  The determination of value by such an appraiser shall be binding upon the parties.  If neither party so elects to terminate this Agreement, then the parties hereto shall proceed to the closing without reduction of or offset against the Purchase Price and Purchaser shall have no other claim against Seller.  In such event, all of Seller’s right, title and interest in and to any condemnation proceeds paid or payable in connection therewith shall be assigned to Purchaser.  In no event shall Seller have any obligation to repair or restore the Property or any portion thereof.

(b)           If, between the Effective Date and the Closing Date, any condemnation or eminent domain proceedings are initiated which would result in the taking of less than a material portion of the Property (as defined above), then neither Seller nor Purchaser may terminate this Agreement and the parties shall proceed to the Closing without reduction of or offset against the Purchase Price and Purchaser shall have no other claim against Seller.  In such event, all of Seller’s right, title and interest in and to any condemnation proceeds paid or payable in connection therewith shall be assigned to Purchaser.  In no event shall Seller have any obligation to repair or restore the Property or any portion thereof.

8.             Closing.

8.1           Closing Date.  This transaction shall be closed on or before August 1, 2002, on a date mutually agreed to by the parties in good faith (the “Closing Date”).

8.2           Manner and Place of Closing.  This transaction will be closed (the “Closing”) at Title Company’s main office located at 900 SW Fifth Avenue, Portland, Oregon, or at such other place and by such other person as the parties may mutually select.  Closing shall take place in the manner and in accordance with the provisions set forth in this Agreement.

8.3           Prorations, Adjustments.  Real property taxes for the current tax year and other governmental assessments shall be prorated and adjusted between the parties by the Title Company, as of the Closing Date.  The Washington County transfer tax payable as a result of this transaction shall be divided equally between the parties.  Each party will pay its own legal and consulting fees.  If the actual amount of property taxes for the year is not known on the Closing Date, then the property taxes will be prorated on the basis that property taxes for the current year will be equal to those for the last preceding year, but when the actual amount of property taxes is known, the parties will reconcile and adjust between themselves any difference between the amount of Seller’s prorated share of such property taxes that the escrow officer calculated compared to the amount that is Seller’s prorated share based upon the actual property tax amount.

8.4           Events of Closing.  Provided Title Company has received the Purchase Price and other sums to be paid by the parties pursuant to the provisions hereof and is in a position to cause the title insurance policy to be issued as described below, this transaction will be closed in escrow on the Closing Date as follows:

(a)           Title Company will perform the prorations and adjustments as described in Section 8.3 above, and the parties shall be charged and credited accordingly.  Proration of utility charges and rents, if any, shall be apportioned between the parties outside of escrow as of the Closing Date, within thirty (30) days following the Closing Date.  If, as a result of any such post-closing proration, either party owes any amount to the other, such amount shall be paid within ten (10) days after the effective date of a written notice setting forth the amount owing.  Any such amount not paid when due shall bear interest at the rate of fifteen percent (15%) per annum from the Closing Date to the date of payment.

(b)           Seller shall convey the Property to Purchaser by Statutory Special Warranty Deed (the “Deed”), subject only to the Permitted Exceptions and any encumbrances resulting from Purchaser’s activities on the Property;

(c)           Title Company will deliver its letter committing to issue the policy of title insurance described in Section 8.5 below, upon recordation of the closing documents.  The title insurance premium for an ALTA standard owner’s policy will be charged to Seller;

(d)           Title Company will record the Deed from Seller to Purchaser at Purchaser’s expense; and

(e)           Title Company’s escrow fees shall be divided equally between the parties.

If required by the Title Company or desired by the parties, each party will provide escrow instructions to the escrow officer at Title Company that are consistent with the terms of this Agreement and authorize the escrow officer to close this transaction.  In the absence of such instructions, this Agreement will constitute a party’s escrow instructions.

8.5           Title Insurance.  As soon as possible after the Closing Date, Title Company shall furnish Purchaser with an ALTA standard owner’s policy of title insurance in the amount of the Purchase Price, subject only to Title Company’s standard printed exceptions, the Permitted Exceptions, and any encumbrances resulting from Purchaser’s activities on the Property.  The cost of such policy shall be paid by Seller.  Purchaser may request from the Title Company endorsements or extended coverage which may be provided by Title Company at Purchaser’s expense (but Seller’s only obligation with respect thereto will be to sign an ALTA affidavit, if required by Title Company for issuance of extended coverage).

8.6           Possession.

(a)           Seller shall deliver vacant possession (except as described in Sections 8.6(b) and (c) below) of the Property to Purchaser on the Closing Date.  Purchaser agrees to defend, indemnify and hold Seller harmless from any claim, loss or liability arising out of Purchaser’s possession or use of the Property or conduct with respect to the Property after the Closing Date.  In the event that any litigation or proceeding is brought against Seller arising out of or in any way connected with any of the above event or claims, Purchaser, upon written request from Seller, agrees to vigorously resist and defend such actions or proceedings.

(b)           Notwithstanding the foregoing, Seller shall have the right, at no cost or expense whatsoever to Seller, to continue occupying that portion of the Property described on Exhibit B through and including October 1, 2002 (the “Training Room Space”).  Without limiting the generality of the foregoing, Seller shall not be required to pay any rent, additional rent, taxes, insurance or utilities on the Training Room Space.

(c)           In addition, notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller is utilizing good-faith, commercially-reasonable efforts to locate substitute office space for all of Seller’s employees located on the Property.  In the event that Seller is unable to do so on or before the Closing Date, Seller, upon written notice to Purchaser given not later than three (3) business days prior to the Closing Date, shall have the right to continue occupying all or any portion of the existing office space or alternate equivalent space offered by Purchaser and reasonably acceptable to Seller contained in the Property for a period not to exceed fourteen (14) days following the Closing Date or August 15, whichever is later.  Seller shall specifically define the exact office space that is needed by Seller after the Closing Date in Seller’s written notice to Purchaser.  During any such period of office space occupancy by Seller, Seller shall pay to Purchaser the prorated amount of One Dollar ($1.00) per square foot, full service, rent for any such office space on a gross basis (without chargeback to Seller for maintenance, insurance, taxes or other Building operational expense).  Such rent will be paid at the Closing Date for such time period (and will be adjusted and rebated if Seller surrenders the space prior to the end of the expected time period for such occupancy).

(d)           Upon delivery of possession pursuant to this Section 8.6, Seller may remove its personal property, equipment and unattached trade fixtures from the Property and will remove the attached trade fixtures referenced in Section 5.3 and Exhibit C, in accordance with the detailed description that the parties approved of attached items to be removed, manner of removal and condition of the property as referenced in Section 5.3.  Except as may otherwise be agreed on such detailed description, Seller shall not be required to repair any damage resulting from such removal; however, Seller shall leave the Property in an orderly condition and will cause its workmen to follow the detailed description for removal of attached items that the parties approved and will use commercially reasonable efforts to minimize any damage to the Property caused by such removal.  Seller’s “trade fixtures” include, but are not limited to the items more specifically described on the attached Exhibit C.  Any items not removed within ten (10) business days after the Closing Date will be conclusively deemed abandoned by Seller and may be utilized or disposed of by Purchaser, at its option.

(e)           To the extent that Seller occupies any portion of the Property after the Closing Date, Seller will:  (a) provide evidence that it is maintaining a commercial general liability insurance policy with a contractual liability endorsement covering Seller’s indemnification obligations under this subparagraph); (b) co-operate with Purchaser in signing any estoppel, subordination and attornment agreement, or other agreements reasonably required by Purchaser’s lender or sale-leaseback party that may be financing or funding the purchase of the Property. Seller will defend, indemnify and hold Purchaser harmless from any claim, loss or liability solely related to Seller’s possession or use of the Property after the Closing Date. In the event that any litigation or proceeding is brought against Purchaser arising out of or in any way connected with any of the above event or claims, Seller, upon written request from Purchaser, agrees to vigorously resist and defend such actions or proceedings.

9.             Default.  In the event the Purchaser Contingencies and Seller Contingencies set forth in Section 4 hereof have not been timely objected to, and either party fails to close the transaction contemplated in this Agreement, then the nondefaulting party may seek to specifically enforce the obligations of the other pursuant to this Agreement.  In the event of Purchaser’s default, then Seller may retain the Earnest Money and First Additional Deposit as liquidated damages for Purchaser’s breach of this Agreement; provided, however, that such limitation of remedies shall not apply to Purchaser’s indemnity agreement set forth in this Agreement.  Purchaser recognizes that the Property will be removed from the market prior to the Closing Date, and acknowledges that if it fails to purchase the Property and close the transaction on the Closing Date for any reason other than failure of a Purchaser Contingency or a breach by Seller of its obligations hereunder, Seller shall be entitled to compensation for the detriment resulting from the removal of the Property from the market.  The parties hereto agree that the damages that Seller would sustain as a result of such breach may be substantial but would be extremely difficult and impracticable to ascertain.  Therefore, both parties acknowledge and agree that Seller’s retention of the Earnest Money and First Additional Deposit is a reasonable estimate of Seller’s damages, considering all of the circumstances existing on the date of this Agreement, including the relationship of sums to the range of harm to Seller that reasonably could be anticipated and the anticipation that proof of actual damages would be impracticable or extremely difficult.  In the event that Purchaser is not in default hereunder and has performed all of its obligations and Seller nevertheless fails or refuses to perform its obligations hereunder, then Purchaser, in such event, may elect either (a) to terminate this Agreement by giving Seller notice thereof and obtain the return of the Earnest Money and First Additional Deposit or (b) tender performance of the obligations of Purchaser under this Agreement and seek to specifically enforce the obligations of Seller to convey the Property to Purchaser.

10.           General Provisions.

10.1         Time of Essence.  Except as otherwise specifically provided in this Agreement, time is of the essence of each and every provision of this Agreement.

10.2         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties, and their respective heirs, personal representatives, successors, and assigns, as permitted.

10.3         Notices.  Notices under this Agreement shall be in writing and shall be effective when actually delivered.  If mailed, a notice shall be deemed effective on the second business day after deposited as registered or certified mail, postage prepaid, directed to the other party at the addresses shown below.  Either party may change its address for notice by written notice to the other.  A notice may also be: (a) sent by overnight delivery using a nationally recognized overnight courier, in which case it shall be deemed delivered one (1) business day after deposit with such courier, (b) sent by facsimile to a party, in which case notice shall be deemed delivered upon transmission of such notice to the appropriate facsimile number that the party may provide for this purpose, so long as the transmitting facsimile machine registers a confirmation receipt and such receipt shows that the transmission was received during regular business hours at the recipient’s address (or if the transmission receipt shows delivery after such business hours, then the notice sent by facsimile will be deemed to be effective on the next Business Day of the recipient).  Copies of notices are for informational purposes only and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.  The parties’ initial contact information and addresses for notices are as follows:

IF TO SELLER:	Tokyo Electron Oregon, LLC c/o Zoltan Papp 2400 Grove Blvd. Austin, TX 78741 Facsimile No.: 512-424-1030

With a copy to:	Davis Wright Tremaine LLP 1300 SW Fifth Avenue, Suite 2300 Portland, OR 97201 ATTN: Coni S. Rathbone Facsimile No.: 503-778-5299

IF TO PURCHASER:	FEI Company, Inc. 7451 NW Evergreen Parkway Hillsboro, Oregon 97124-5830 Attention: Steven Loughlin or Brad Thies Facsimile No.: 503-640-7570

With a copy to:	Stoel Rives LLP 900 SW Fifth Avenue, Suite 2600 Portland, OR 97204-1268 Attention: David W. Green Facsimile No.: 503-220-2480

10.4         Waiver.  Failure of either party at any time to require performance of any provision of this Agreement shall not limit the parties’ rights to enforce the provision.  Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

10.5         Attorneys’ Fees.  In the event suit or action is instituted to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party such sums as the court may adjudge reasonable as attorney’s fees at trial, on any appeal, and on a petition for review, in addition to all other sums provided by law.

10.6         Prior Agreements.  This Agreement supersedes and replaces all written and oral agreements previously made or existing between the parties.

10.7         Applicable Law.  This Agreement shall be construed, applied and enforced in accordance with the laws of the State of Oregon, with venue in Washington County, Oregon.

10.8         Brokers.  Purchaser has engaged Integrated Commercial as its broker in connection with this transaction, and will be responsible for causing its commission to be paid on the Closing Date by the escrow officer. Seller has not employed a real estate broker in this transaction.  Each party shall indemnify and hold the other party harmless from any liability, loss or expense arising out of any claim by any third party claiming through such party (except that Purchaser is responsible for paying its broker, as identified above) for a commission or other fee payable pursuant to any agreement for services rendered to or on behalf of the indemnifying party in connection with this sale, arising out of the actual or purported act of such party.

10.9         Changes in Writing.  This Agreement and any of its terms may only be changed, waived, discharged or terminated by a written instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

10.10       Statutory Disclaimer.  THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES.  THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS, WHICH, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND WHICH LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930 IN ALL ZONES.  BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND EXISTENCE OF FIRE PROTECTION FOR STRUCTURES.

10.11       Construction.  This Agreement shall be interpreted according to its plain and clear meaning, and shall not be construed for or against either party because of the origin of the subject provision.

10.12       Severability.  In the event any portion of this Agreement is adjudged void or unenforceable by a court of competent jurisdiction, such finding shall not render the remainder of this Agreement void or unenforceable.

10.13       Limitations on Assignment by Purchaser.  Prior to the Closing Date, Purchaser’s interest in this Agreement and/or the Property shall not be assigned, subcontracted, or otherwise transferred voluntarily or involuntarily, without the prior written consent of Seller.  Any attempt at assignment or transfer in violation of this provision shall be void and of no force or effect with respect to Seller or any transferee.  This paragraph will not apply to any transfers by operation of law as a result of any change in ownership of Purchaser, will not restrict transfers of the Property or Purchaser’s interest after the Closing Date, and will not restrict Purchaser’s right to use a sale-leaseback party to acquire title at the Closing Date, but Purchaser will be solely responsible for arranging any such transaction.  This Agreement is not contingent or conditioned upon Purchaser’s ability to arrange any sale-leaseback transaction or financing for the acquisition.

10.14       Third Party Benefit.  Seller and Purchaser are the only parties to this Agreement and as such are the only parties entitled to enforce its terms.  Nothing in this Agreement gives or shall be construed to give or provide any benefit, direct or indirect, or otherwise to third parties.

10.15       Integration.  This Agreement contains the entire agreement and understanding of the parties with respect to the purchase and sale of the Property and supersedes all prior and contemporaneous agreements between them with respect thereto.

10.16       Confidentiality and Nondisclosure.

(a)           Information that is not in the public domain and is disclosed under this Agreement, including the content of this Agreement, shall be considered confidential information.

(b)           Prior to the Closing, the parties hereto shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except in any press release that may be approved in writing by both parties and to the Title Company for purposes of performing its obligations under this Agreement, and except as follows: (i) with the prior written consent of the other party; (ii) as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a party in such matters; (iii) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; (iv) to a party’s officers, directors, employees, agents, affiliates and representatives and to its legal counsel, accountants, engineers, consultants and other professionals in connection with the review, evaluation, negotiation, and closing of this transaction; (v) by Purchaser, in confidence, to any bank and financing or funding sources and their advisors solely in connection with the obtaining of financing or funding to finance this transaction; provided that, in (i) through (iv) above, the disclosing party shall (1) use all efforts to minimize the disclosure to third parties; and (2) provide the other party with at least ten (10) days prior written notice of any intended disclosure that results from a third party request for the terms of this Agreement or any Confidential Information (as described below) that may be in its possession, in which event the party to whom the request is made shall reasonably cooperate (at no out-of-pocket expense to it) on any action by the other party to preserve the confidentiality of such terms or Confidential Information (e.g., and not in limitation, to return any such Confidential Information to Seller so it is no longer in Purchaser’s possession).  The parties agree that the Purchase Price shall be Confidential Information and shall not be disclosed prior to the Closing Date without consent of both parties, except as may be necessary to parties to whom disclosure may be made as provided in subparagraphs (ii) through (v) above.

(c)           During the course of this Agreement, each of Purchaser and Seller may have or may be provided access to confidential information and materials of the other.  Each party agrees that it will maintain the confidentiality of all such confidential information with at least the same degree of care that it uses to protect its own confidential and proprietary information, but no less than a reasonable degree of care under the circumstances. Neither party shall disclose any of such confidential information to its agents, affiliates or to any third parties except to its agents or affiliates who have a need to know and who agree to abide by nondisclosure terms at least as comprehensive as those set forth herein.  Neither party will make any copies of the confidential information received from the other except as necessary for its agents or affiliates with a need to know. Any such confidential information shall be stamped, labeled or otherwise identified as such at the time it is disclosed to the other party (“Confidential Information”).  Any copies which are made will be identified as belonging to the party disclosing such Confidential Information and marked “Confidential,” “Proprietary,” or with a similar legend.

10.17       Counterparts; Telecopy. This Agreement may be executed by any of the parties on the same signature pages or on counterparts of the same signature page.  Signatures by telecopy shall be binding as originals.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement.

10.18       No Joint Venture.  The relationship between Seller and Purchaser shall be that of seller and purchaser, and nothing herein shall be construed as creating a joint venture, partnership, or similar relationship between the parties.

10.19       Further Instruments.  Each party agrees to execute such further instruments as may be reasonably required to consummate the transactions contemplated by this Agreement, so long as the terms thereof are fully consistent with the terms of this Agreement.

10.20       Interpretation.  Both Seller and Purchaser have been represented by competent counsel in connection with the negotiation of this Agreement and no cannon of interpretation shall be applied so as to construe provisions against the party preparing the initial or subsequent drafts of this Agreement.

This Agreement has been executed in duplicate as of the Effective Date.

SELLER: :		PURCHASER

TOKYO ELECTRON OREGON, LLC		FEI COMPANY

By: Its member Tokyo Electron America, Inc.

By:	/s/ Barry R. Mayer	By:	/s/ Stephen F. Loughlin
Name:	Barry R. Mayer	Name:	Stephen F. Loughlin
Its:	Sr. Vice President and Chief Financial Officer	Its	Chief Financial Officer

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

A portion of Lot 3, “Dawson Creek Corporate Park,” a plat of record in the Northeast and Southeast quarters of Section 28, Township 1 North, Range 2 West, Willamette Meridian, City of Hillsboro, Washington County, Oregon, said portion being more particularly described as follows:

Beginning at a 5/8 inch iron rod on the Northerly boundary of said Lot 3, which iron rod bears North 51°50’42” West 1323.40 feet from the Southeast corner of said lot; thence running South 11°43’21” West 21.43 feet; thence North 78°16’39” West 55.31 feet; thence 37.99 feet along the arc of a 39.00 foot radius curve to the left (the long chord of which bears South 73°49’02” West 36.51 feet); thence South 45°54’44” West 57.51 feet; thence 40.90 feet along the arc of a 127.00 foot radius curve to the right (the long chord of which bears South 55°08’19” West 40.73 feet); thence 59.57 feet along the arc of a 44.99 foot radius curve to the left (the long chord of which bears South 20°03’30” West 62.84 feet); thence South 24°02’26” East 16.16 feet; thence South 66°48’45” East 9.77 feet; thence South 18°09’59” East 21.57 feet; thence South 26°49’16” West 10.29 feet; thence 82.06 feet along the arc of a 197.50 foot radius non-tangent curve to the right (the long chord of which bears South 09°25’55 East 81.47 feet); thence 83.73 feet along the arc of a 75.00 foot radius curve to the right (the long chord of which bears South 34°27’09” West 79.45 feet); thence 51.15 feet along the arc of a 55.00 foot radius curve to the left (the long chord of which bears South 39°47’39” West 49.32 feet); thence South 71°58’54” East 30.21 feet; thence 31.52 feet along the arc of a 19.97 foot radius curve to the right (the long chord of which bears South 42°45’49” East 28.35 feet); thence South 18°27’16” West 20.41 feet; thence South 42°16’14” West 56.77 feet; thence 54.06 feet along the arc of a 50.97 foot radius non-tangent curve to the left (the long chord of which bears South 11°30’26” West 51.56 feet); thence 133.02 feet along the arc of a 120.00 foot radius curve to the right (the long chord of which bears South 12°52’54” West 126.31 feet); thence South 44°38’12” West 32.33 feet; thence 130.88 feet along the arc of a 133.79 foot radius curve to the left (the long chord of which bears South 16°47’04” West 125.01 feet); thence South 11°04’03” East 10.58 feet; thence South 63°13’51” East 9.98 feet; thence South 11°39’35” East 24.98 feet; thence South 40°28’48” West 13.31 feet; thence 124.08 feet along the arc of a 118.66 foot radius non-tangent curve to the right (the long chord of which bears South 30°09’32” West 118.51 feet); thence South 60°07’02” West 42.43 feet; thence 59.45 feet along the arc of a 190.38 foot radius curve to the left (the long chord of which bears South 51°10’17” West 59.21 feet); thence 133.52 feet along the arc of an 85.00 foot radius curve to the right (the long chord of which bears South 87°13’30” West 120.21 feet); thence North 47°46’30” West 22.67 feet; thence South 43°29’00” West 6.02 feet to a point on the West line of said Lot 3; thence along the boundary of said Lot 3 to the point of beginning, South 11°04’54” East 149.00 feet, North 78°55’06” East 316.70 feet, North 78°49’02” East 1338.51 feet, North 00°33’36” West 705.36 feet, 83.25 feet along the arc of a 53.00 foot radius curve to the left (the long chord of which bears North 45°33’36” West 74.95 feet) South 89°26’24” West 250.00 feet, North 00°33’36” West 4.50 feet, South 89°26’24” West 420.68 feet, 317.93 feet along the arc of a 768.12 foot radius curve to the right (the long chord of which bears North 78°42’09” West 315.66 feet) to the point of beginning.

EXHIBIT B

DESCRIPTION OR DRAWING SHOWING THE TRAINING ROOM SPACE

ATTACHED TO ORIGINAL AGREEMENT

EXHIBIT C

 DESCRIPTION OF ATTACHED TRADE FIXTURES AND EQUIPMENT TO BE REMOVED BY SELLER

The parties will prepare, reasonably approve and attach (as part of this Exhibit) a detailed description of the personal property to be retained by Purchaser and attached trade fixtures and equipment to be removed from the Property, and manner of removal as described in Sections 1, 5.3 and 8.6(d) of this Agreement.

ATTACHED TO ORIGINAL AGREEMENT.

                                                     ADDENDUM TO PURCHASE AND SALE AGREEMENT

                This Addendum to Purchase and Sale Agreement is made and is effective as of this        day of July, 2002, by and between Tokyo Electron Oregon, LLC, as Seller, and FEI Company, as Purchaser.

RECITALS

                A.            Seller and Purchaser are parties to a Purchase and Sale Agreement dated May 29, 2002 (the “Sale Agreement”), with respect to the real property (the “Property”) located in Washington County, Oregon, more particularly described in the Sale Agreement.

                B.            Seller and Purchaser have agreed that $20,000.00 of the cost for seal coating the Property parking lot surface will be borne by Seller.

AGREEMENT

                NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

                1.             Reduction in Purchase Price.  Seller agrees to a reduction of the Purchase Price as defined in the Sale Agreement from $16,350,000.00 to $16,330,000.00.

                2.             Sale Agreement Otherwise Not Affected.  Except to the extent expressly modified by this Addendum, the Sale Agreement shall remain in full force and effect.

                IN WITNESS WHEREOF, the parties hereto have executed and delivered this Addendum to Purchase and Sale Agreement as of the day and year first above written.

SELLER: :		PURCHASER

TOKYO ELECTRON OREGON, LLC		FEI COMPANY

By: Its member Tokyo Electron America, Inc.

By:	/s/ Barry R. Mayer	By:	/s/ Stephen F. Loughlin
Name:	Barry R. Mayer	Name:	Stephen F. Loughlin
Its:	Sr. Vice President and Chief Financial Officer	Its	Chief Financial Officer